Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(609) 945-0405
steve@jagnotes.com

JAG Media Holdings, Inc. Announces Letter of Intent for the Merger of BlueCreek
Energy, Inc. with a Wholly-Owned Subsidiary of JAG Media

Boca Raton, FL, October 3, 2008 - JAG Media Holdings, Inc. (OTC PINK SHEETS: JAGH) announced today that it has entered into a non-binding letter of intent with BlueCreek Energy, Inc. and several other parties, pursuant to which BlueCreek will merge with a wholly-owned subsidiary of JAG Media. In consideration of the merger, the shareholders of BlueCreek would receive at the closing a number of shares of JAG Media’s common stock, which upon issuance would represent 82% of JAG Media’s outstanding common stock (the “Closing Shares”). In addition to the shares of JAG Media common stock to be received by the BlueCreek shareholders at the closing, the BlueCreek shareholders may also receive up to an additional 200,000,000 million shares of JAG Media common stock if BlueCreek achieves certain post-closing performance milestones (the “Earn-Out Shares”).

In addition, BlueCreek’s senior secured lender has agreed to restructure its current convertible debt by making a portion of that debt non-convertible, lowering annual interest rates, deferring payments of principal, as well as certain other changes.

The Closing Shares and the Earn-Out Shares will not be registered for sale with the U.S. Securities and Exchange Commission and would, therefore be subject to the rights and restrictions of Rule 144. In addition, the senior secured lender’s restructured convertible debt will not be registered for sale with the SEC and will, likewise, be subject to the rights and restrictions of Rule 144. Certain BlueCreek shareholders have also agreed to be bound by certain lock-up and leak-out restrictions.

The closing is currently scheduled for November 3, 2008 and is conditioned upon (i) each party completing a due diligence review, the results of which are satisfactory in all respects to each party; (ii) JAG Media and BlueCreek obtaining all appropriate and necessary corporate and shareholder approvals; and (iii) the entering into of definitive agreements among the parties, including, without limitation, a mutually acceptable merger agreement and debt restructuring agreement with the senior secured lender.

Except for certain specified provisions, the Letter of Intent is non-binding. There is no assurance that the definitive documentation called for in the Letter of Intent will ever be executed, or if executed, that the proposed transaction between JAG Media and BlueCreek will be consummated. Further, to the extent that definitive agreements are reached, no assurances can be given that any such agreements will be entered into consistent with the current expectations of JAG Media and BlueCreek, as contemplated by the terms of the letter of intent.

A copy of the Letter of Intent will be filed by the Company on Form 8-K, which will be available on EDGAR.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

About BlueCreek Energy, Inc.

BlueCreek is engaged in the business of development, extraction and processing of coalbed methane natural gas currently within the Rocky Mountains region of the United States. BlueCreek’s principal offices are located in Denver, Colorado.